EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2016 Results

  Delivered strong growth in Metro Ethernet circuits with a year over year increase of 19%
  Added 3,000 data connections for a 28% improvement over the same quarter last year
  Grew our fiber-to-the-tower business by 50 additional sites during the quarter
  Increased year over year commercial and carrier data and transport revenue by 5.2%
  Closed on the acquisition of fiber-based Champaign Telephone Company on July 1st

MATTOON, Ill., Aug. 04, 2016 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the second quarter 2016.

Second quarter financial summary:

  Revenue was $186.9 million.
  Net cash from operations was $56.0 million.
  Adjusted EBITDA was $78.0 million.
  Dividend payout ratio was 73.4%.

“The growth in Metro Ethernet and data services reflects our strategic focus in delivering high-bandwidth services across our sales channels,” said Bob Udell, President and Chief Executive Officer.  “We continue to successfully expand our fiber network for commercial and carrier opportunities that meet our return thresholds.”

“On July 1st, we closed on the acquisition of Champaign Telephone Company, which has an all fiber network providing communication services to businesses and enterprises throughout the Champaign-Urbana, IL area.  This acquisition fits very well with our strategic focus on expanding our fiber footprint and delivering fiber-based products and services,” Udell concluded.

The Company also previously announced that it has agreed to the sale of its rural independent local exchange company (ILEC) in northwest Iowa to Premier Communications and Winnebago Cooperative Telephone Association. The Company expects the sale to close in the third quarter.

Financial Results for the Second Quarter

  Total revenues were $186.9 million, compared to $201.0 million for the same period last year.  Excluding the combined $10.0 million decline in revenue from our equipment sales and the revenue associated with the October 2015 sale of the Enventis third party billing platform, revenues were lower by $4.1 million compared to the second quarter of 2015.  Growth in strategic revenues, which we define as commercial, carrier and consumer broadband, were offset by declines in legacy voice revenues, network access, and subsidy step-downs from CAF II and Texas USF support.
  Income from operations was $23.0 million, compared to $27.7 million in the second quarter of 2015.  The decrease is primarily attributable to lower revenue as described above.  Also, in the quarter, the Company recognized a non-cash impairment charge of $0.6 million for the sale of the ILEC in northwest Iowa.  Additionally, in the quarter, the Company accelerated certain advertising costs, incurred higher access costs on fiber to the tower sales, and recognized roughly $0.5 million in labor and service costs related to the storms that occurred in our Texas market.
  Interest expense, net improved by $1.3 million to $19.1 million from $20.4 million for the same period last year.  The improvement is primarily due to the use of proceeds from the add-on we completed in June of 2015 to our 6.5% senior notes due 2022.  We used certain of the proceeds to redeem the entire remaining portion of our then-outstanding 10 7/8% senior notes.
  Other income, net was $8.6 million, compared to $9.0 million for the same period in 2015.
  On a GAAP basis, net income and net income per share were $0.1 million and $0.00, respectively.  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.20 for the current quarter, compared to $0.24 the same period last year.
  Cash distributions from our Verizon Wireless partnerships were $7.8 million compared to $7.1 million for the second quarter of 2015.
  Adjusted EBITDA was $78.0 million compared to $80.3 million for the same period in 2015.
  The total net debt to last twelve month adjusted EBITDA ratio improved to 4.20.

Financial Results for the Six Months Ended June 30, 2016

  Revenues were $375.7 million and adjusted EBITDA was $156.6 million.

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $26.7 million, and the dividend payout ratio was 73.4%.  At June 30, 2016, cash and cash equivalents were $24.6 million.  Capital expenditures for the quarter were $33.6 million.

Financial Guidance
The Company is reiterating its full year 2016 guidance as outlined below.

	2016 Guidance	2015 Results

Cash Interest Expense	$73.0 million to $75.0 million	$76.9 million
Cash Income Taxes	$1.0 million to $3.0 million	$1.8 million
Capital Expenditures	$125.0 million to $130.0 million	$133.9 million

Dividend Payments

On August 1, 2016, the Company’s board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2016 to stockholders of record at the close of business on October 14, 2016.  This will represent the 45th consecutive quarterly dividend paid by the Company.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the “Investor Relations” section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 46166233.  A telephonic replay of the conference call will be available through August 11, 2016 and can be accessed by calling 1-855-859-2056.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “EBITDA”, “adjusted EBITDA”, “cash available to pay dividends” and the related “dividend payout ratio”, “total net debt to last twelve month adjusted EBITDA coverage ratio”, “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders”, all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications provides business and broadband communications services across its 11-state service area to carrier, commercial and consumer customers. For more than a century, the Company has consistently provided innovative, reliable, high-quality products and services. The Company offers a wide range of communications solutions including: High-Speed Internet, Data, Digital TV, Phone, managed and cloud services and wireless backhaul over an extensive fiber optic network.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	June 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$24,555	$15,878
Accounts receivable, net	64,524	68,848
Income tax receivable	13,959	23,867
Prepaid expenses and other current assets	21,922	17,815
Assets held for sale	28,689	-
Total current assets	153,649	126,408

Property, plant and equipment, net	1,062,181	1,093,261
Investments	106,931	105,543
Goodwill	756,373	764,630
Other intangible assets	37,023	43,497
Other assets	6,682	5,187
Total assets	$2,122,839	$2,138,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,295	$12,576
Advance billings and customer deposits	26,921	27,616
Dividends payable	19,623	19,551
Accrued compensation	19,986	21,883
Accrued interest	9,405	9,353
Accrued expense	43,284	42,384
Current portion of long-term debt and capital lease obligations	13,171	10,937
Liabilities held for sale	7,746	-
Total current liabilities	157,431	144,300

Long-term debt and capital lease obligations	1,378,788	1,377,892
Deferred income taxes	237,363	236,529
Pension and other post-retirement obligations	110,325	112,966
Other long-term liabilities	16,544	16,140
Total liabilities	1,900,451	1,887,827

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,654,989 and 50,470,096, shares outstanding
as of June 30, 2016 and December 31, 2015, respectively	507	505
Additional paid-in capital	251,344	281,738
Retained earnings (deficit)	-	(881)
Accumulated other comprehensive loss, net	(34,633)	(35,699)
Noncontrolling interest	5,170	5,036
Total shareholders' equity	222,388	250,699
Total liabilities and shareholders' equity	$2,122,839	$2,138,526

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net revenues	$186,871	$201,010	$375,717	$393,588
Operating expenses:
Cost of services and products	80,763	86,376	160,483	166,268
Selling, general and administrative
expenses	39,053	43,308	79,729	85,693
Loss on impairment	610	-	610	-
Depreciation and amortization	43,491	43,651	87,631	87,207
Income from operations	22,954	27,675	47,264	54,420
Other income (expense):
Interest expense, net of interest income	(19,106)	(20,429)	(37,752)	(41,103)
Loss on extinguishment of debt	-	(41,242)	-	(41,242)
Other income, net	8,632	8,964	15,843	15,348
Income (loss) before income taxes	12,480	(25,032)	25,355	(12,577)
Income tax expense (benefit)	12,323	(9,104)	17,296	(4,478)
Net income (loss)	157	(15,928)	8,059	(8,099)

Less: net income attributable to noncontrolling interest	81	40	134	59

Net income (loss) attributable to common shareholders	$76	$(15,968)	$7,925	$(8,158)

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$-	$(0.32)	$0.15	$(0.16)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$157	$(15,928)	$8,059	$(8,099)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	43,491	43,651	87,631	87,207
Deferred income taxes	7,524	5	7,524	5
Cash distributions from wireless partnerships in excess of/(less than) earnings	(920)	(1,914)	(1,153)	(1,556)
Non- cash stock-based compensation	912	710	1,804	1,523
Amortization of deferred financing	804	879	1,598	1,822
Loss on extinguishment of debt	-	41,242	-	41,242
Other adjustments, net	751	12	635	698
Changes in operating assets and liabilities, net	3,245	(25,245)	9,407	(27,026)
Net cash provided by operating activities	55,964	43,412	115,505	95,816
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(33,583)	(32,986)	(62,271)	(65,538)
Proceeds from sale of investments	-	846	-	846
Proceeds from sale of assets	36	28	50	57
Net cash used in investing activities	(33,547)	(32,112)	(62,221)	(64,635)
FINANCING ACTIVITIES
Proceeds from bond offering	-	294,780	-	294,780
Proceeds on issuance of long-term debt	7,000	20,000	7,000	40,000
Payment of capital lease obligation	(425)	(222)	(812)	(444)
Payment on long-term debt	(9,275)	(42,275)	(11,550)	(59,550)
Redemption of senior notes	-	(261,874)	-	(261,874)
Payment of financing costs	-	(4,468)	-	(4,468)
Share repurchases for minimum tax withholding	-	(68)	(71)	(282)
Dividends on common stock	(19,623)	(19,566)	(39,174)	(39,076)
Net cash used by financing activities	(22,323)	(13,693)	(44,607)	(30,914)
Net change in cash and cash equivalents	94	(2,393)	8,677	267
Cash and cash equivalents at beginning of period	24,461	9,339	15,878	6,679
Cash and cash equivalents at end of period	$24,555	$6,946	$24,555	$6,946

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Q2'15	Q3'15	Q4'15	Q1'16	Q2'16
Commercial and carrier:
Data and transport services (includes VoIP)	$46,156	$47,198	$47,969	$49,112	$48,558
Voice services	26,213	25,463	25,288	25,025	25,323
Other	2,841	3,208	3,621	2,624	2,703
	75,210	75,869	76,878	76,761	76,584
Consumer:
Broadband (VoIP, Data and Video)	54,051	52,956	52,863	54,559	53,103
Voice services	15,120	15,143	14,829	14,491	14,028
	69,171	68,099	67,692	69,050	67,131

Equipment sales and service	19,309	14,759	10,080	9,640	10,448
Subsidies	14,516	13,905	13,524	13,074	12,982
Network access	17,949	16,912	16,563	16,813	16,305
Other products and services	4,855	4,414	3,454	3,508	3,421
Total operating revenue	$201,010	$193,958	$188,191	$188,846	$186,871

Total revenues have not changed.

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss)	$157	$(15,928)	$8,059	$(8,099)
Add (subtract):
Income tax expense (benefit)	12,323	(9,104)	17,296	(4,478)
Interest expense, net	19,106	20,429	37,752	41,103
Depreciation and amortization	43,491	43,651	87,631	87,207
EBITDA	75,077	39,048	150,738	115,733

Adjustments to EBITDA (1):
Other, net (2)	2,909	42,505	5,380	44,046
Investment income (accrual basis)	(8,705)	(9,004)	(15,901)	(15,446)
Investment distributions (cash basis)	7,784	7,087	14,580	14,166
Non-cash compensation (3)	912	710	1,804	1,523

Adjusted EBITDA	$77,977	$80,346	$156,601	$160,022

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

	Consolidated Communications Holdings, Inc.
	Cash Available to Pay Dividends
	(Dollars in thousands)
	(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016

Adjusted EBITDA	$77,977	$156,601

- Cash interest expense	(18,279)	(36,502)
- Capital expenditures	(33,583)	(62,271)
- Cash income (taxes)/refund	615	748

Cash available to pay dividends	$26,730	$58,576

Dividends Paid	$19,623	$39,174
Payout Ratio	73.4%	66.9%

Note: The above calculation excludes the principal payments on our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $3,029	$884,221
Revolving loan	10,000
Senior unsecured notes due 2022, net of discount $4,602	495,397
Capital leases	13,662
Total debt as of June 30, 2016	$1,403,280
Less deferred debt issuance costs	$(11,321)
Less cash on hand	(24,555)
Total net debt as of June 30, 2016	$1,367,404

Adjusted EBITDA for the last
twelve months ended June 30, 2016	$325,483

Total Net Debt to last twelve months
Adjusted EBITDA	4.20x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	Jun 30,	Jun 30,	Jun 30,	Jun 30,
	2016	2015	2016	2015
Net income (loss)	$157	$(15,928)	$8,059	$(8,099)
Transaction and severance related costs, net of tax	1,352	1,173	2,368	2,564
Impairment charge for sale of Iowa ILEC, net of tax	375	-	375	-
Impairment charge for sale of CVIN Investment, net of tax	-	-	-	539
Deferred tax related to asset held for sale	7,524	-	7,524	-
Loss on extinguishment of debt, net of tax	-	26,230	-	26,560
Non-cash stock compensation, net of tax	561	452	1,108	981
Adjusted net income	$9,969	$11,927	$19,434	$22,545

Weighted average number of shares outstanding	50,294	50,175	50,291	50,161
Adjusted diluted net income per share	$0.20	$0.24	$0.39	$0.45

* Calculations above assume a 38.5% and 36.4% effective tax rate for the three months ended and 38.6% and 35.6% for the six months ended June 30, 2016 and 2015, respectively.

		Consolidated Communications Holdings, Inc.
		Key Operating Statistics
		(Unaudited)

	30-Jun-16	31-Mar-16	% Change in Qtr	30-Jun-15	% Change yoy

Voice Connections	471,458	478,035	(1.4%)	493,540	(4.5%)

Data and Internet Connections	462,559	459,597	0.6%	448,944	3.0%

Video Connections	111,617	114,485	(2.5%)	122,155	(8.6%)

Business and Broadband as % of total revenue	80.9%	80.7%	0.2%	80.0%	1.1%

Fiber route network miles (long-haul and metro)	13,830	13,812	0.1%	13,262	4.3%

On-net buildings	5,348	5,224	2.4%	4,804	11.3%

Consumer Customers	262,177	265,428	(1.2%)	272,882	(3.9%)

Consumer ARPU	$85.35	$86.72	(1.6%)	$84.50	1.0%

Note:
BB% includes commercial/carrier, equipment sales and service, directory, consumer broadband and special access

Company Contact:
Matt Smith
Treasurer and VP of Finance & IR
217-258-2959
matthew.smith@consolidated.com